EXHIBIT 2.3

HANSON OVERSEAS B.V.

Company

HANSON BUILDING MATERIALS LIMITED

Guarantor

HANSON PLC

Successor Guarantor

and

THE BANK OF NEW YORK

Trustee

First Supplemental Indenture

Dated as of February 10, 2004

to the

Indenture

Dated as of January 29, 1993

Providing for the Issuance of Guaranteed Debt Securities
(Unlimited as to Aggregate Principal Amount)

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 10, 2004, to the Indenture dated as of January 29, 1993, (the “Indenture”), among Hanson Overseas B.V., a Netherlands corporation having its statutory seat in Amsterdam, The Netherlands and its principal office at 1 Grosvenor Place, London SW1X TJH, England (the “Company”), Hanson Building Materials Limited, a private company incorporated in England and Wales (previously known as “Hanson PLC” and hereinafter the “Guarantor”), having its principal office at 1 Grosvenor Place, London SW1X TJH, England, Hanson PLC, a public limited company incorporated in England and Wales (previously known as “Hanson Building Materials PLC” and hereinafter the “Successor Guarantor”), having its principal office at 1 Grosvenor Place, London SW1X TJH, England, and The Bank of New York, a New York banking corporation (the “Trustee”) having its principal corporate trust office at 101 Barclay Street – 21st Floor, New York, New York 10286.

RECITALS:

WHEREAS, the Company, the Guarantor and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s Securities, and the Guarantor has provided Guarantees in respect of the Securities;

WHEREAS, Section 9.3 of the Indenture permits the sale, conveyance, transfer or lease of the property of the Guarantor, as an entirety or substantially as an entirety, to any other corporation authorized to acquire and operate the same, provided that the Guarantees endorsed on the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Guarantor (including, if applicable, submission to jurisdiction) are expressly assumed by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by the corporation which shall have acquired such property;

WHEREAS, Section 8.1(a) of the Indenture permits the Company, the Guarantor and the Trustee to enter into a supplemental indenture to the Indenture without the consent of the Holders of the Securities to evidence the succession of another corporation to the Guarantor and the assumption by any such successor of the covenants of the Guarantor in the Indenture and in the Guarantees;

WHEREAS, the Guarantor has transferred substantially all of its property to the Successor Guarantor and the Successor Guarantor desires to assume the Guarantees endorsed on the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Guarantor (including, if applicable, submission to jurisdiction) and in connection therewith, the Trustee has agreed to enter into this Supplemental Indenture to reflect such assumption;

WHEREAS, the Trustee has received: (i) an Opinion of Counsel pursuant to Sections 8.4 and 9.3 of the Indenture stating that the execution of this Supplemental Indenture complies with the applicable provisions of the Indenture and that all conditions precedent under the Indenture in connection with the execution and delivery of the Supplemental Indenture have been complied with; (ii) an Officers’ Certificate pursuant to Section 1.2 of the Indenture; and (iii) a copy of a Board Resolution of each of the Successor Guarantor, the Guarantor and the Company authorizing this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Guarantor, the Successor Guarantor and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

The Company, the Guarantor and the Successor Guarantor covenant and agree with the Trustee as follows:

ARTICLE ONE

ASSUMPTION OF GUARANTOR OBLIGATIONS

Section 1.1.           Assumption of Guarantor Obligations.

The Successor Guarantor hereby:

(a)      assumes the Guarantees endorsed on the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Guarantor (including, if applicable, submission to jurisdiction);

(b)      agrees that any amounts to be paid by the Guarantor under the Guarantees shall be paid by the Successor Guarantor without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the jurisdiction where the Successor Guarantor is incorporated or any political subdivision or taxing authority thereof or therein or, if deduction or withholding of any such taxes, levies, imposts or other governmental charges shall at any time be required by such jurisdiction or any such subdivision or authority, the Successor Guarantor will (subject to compliance by the Holders or beneficial owners of such Securities with any relevant administrative requirements) pay such additional amounts in respect of principal, premium, if any, interest, if any, and sinking fund payments, if any, as may be necessary in order that the net amounts paid to the Holders of the Securities or the Trustee under the Indenture, as the case may be, pursuant to the Guarantees, after such deduction or withholding, shall equal the respective amounts of principal, premium, if any, interest, if any, and sinking fund payments, if any, as specified in the Securities to which such Holders or the Trustee is entitled; provided, however, that the foregoing shall not apply to:

(i)     any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for the fact that the Holder or beneficial owner of the relevant Security is or has been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, such jurisdiction or such political subdivision or otherwise having or having had some connection with such jurisdiction or such political subdivision other than the holding or ownership of a Security, or the collection of principal, premium, if any, and interest, if any, on, or the enforcement of, a Security or Guarantee;

(ii)     any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Security was presented more than thirty days after the date such payment became due or was provided for, whichever is later;

(iii)     any present or future taxes, levies, imposts or other governmental charges which are payable otherwise than by deduction or withholding from payments on or in respect of the relevant Security or Guarantee;

(iv)     any present or future taxes, levies, imposts or other governmental charges which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with such jurisdiction or any political subdivision thereof of the Holder or beneficial owner of the relevant Security, if compliance is required by statute or by regulation of such jurisdiction or such political subdivision as a condition to relief or exemption from such taxes, levies, imposts or other governmental charges;

(v)     any present or future taxes, levies, imposts or other governmental charges (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant Security had been the Holder of such Security or (B) which, if the beneficial owner of such Security held the Security as the Holder of such Security, would have been excluded pursuant to clauses (i) through (iv) inclusive above; or

(vi)     any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

Section 1.2.          The Successor Guarantor to be Substituted for the Guarantor

Pursuant to Section 9.4 of the Indenture and upon execution of this Supplemental Indenture, the Successor Guarantor shall succeed to and be substituted for the Guarantor, with the same effect as if it had been named in the Indenture as the party of the first part and the Guarantor shall be relieved of all obligations and covenants under the Indenture and the Guarantees.

ARTICLE TWO

MISCELLANEOUS

Section 2.1.           Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 2.2.           Confirmation of the Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3.           Effective Date; Termination.

This Supplemental Indenture will take effect as of the date first set forth above.

Section 2.4.           Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which governs the Indenture and its construction.

Section 2.5.           Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.6.           Trustee

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements are deemed to be those of the Company, the Guarantor and the Successor Guarantor and not of the Trustee.

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed, all as of the day and year first above written.

Executed as a deed of Hanson Overseas B.V. by two directors.

HANSON OVERSEAS B.V.

By:	/s/ Graham Dransfield
Name: Graham Dransfield
Title: Director

By:	/s/ Nicholas Swift
Name: Nicholas Swift
Title: Director

Executed as a deed of Hanson Building Materials Limited by two directors.

HANSON BUILDING MATERIALS LIMITED

By:	/s/ Graham Dransfield
Name: Graham Dransfield
Title: Director

By:	/s/ Jonathan Nicholls
Name: Jonathan Nicholls
Title: Director

Executed as a deed of Hanson PLC by two directors.

HANSON PLC

By:	/s/ Graham Dransfield
Name: Graham Dransfield
Title: Director

By:	/s/ Jonathan Nicholls
Name: Jonathan Nicholls
Title: Director

THE BANK OF NEW YORK

By:	/s/ Alison Mitchell
Name: Alison Mitchell
Title: Assistant Treasurer